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WRITER'S DIRECT DIAL NUMBER

(202) 274-2000

January 31, 2005

Board of Directors
Ohio Central Savings
6033 Perimeter Drive
Dublin, Ohio 43017

        RE: FEDERAL INCOME TAX CONSEQUENCES RELATING TO CONVERSION OF THE ASSOCIATION FROM A SUBSIDIARY OF A MUTUAL HOLDING COMPANY TO A FEDERAL STOCK SAVINGS ASSOCIATION AND THE ACQUISITION OF THE STOCK INSTITUTION'S STOCK BY A STOCK HOLDING COMPANY

Gentlemen:

        In accordance with your request, set forth herein is the opinion of this firm relating to the federal income tax consequences of the proposed conversion of Ohio Central Savings (the "Association") from a subsidiary of a mutual holding company to a federal stock savings association (the "Stock Association"), and the acquisition of the Stock Association's capital stock by OC Financial, Inc. (the "Holding Company"), pursuant to the plan of conversion and reorganization adopted by the Board of Directors on December 14, 2004 (the "Plan of Conversion"). As part of the Plan of Conversion, the Association will redeem its stock from TFS Financial Corporation ("TFS"), a subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC") a mutual holding company, for agreed upon consideration as part of a Divestiture Agreement ("Divestiture Agreement"), dated as of December 13, 2004, by and among TFS, the MHC, and the Association. The Association will then remutualize. Pursuant to the Plan of Conversion, the Holding Company will be formed and will offer its common stock ("Common Stock") to depositors of the Association and members of the public in a subscription and community offering, the Association will convert to stock form and the Holding Company will transfer more than fifty percent of the offering proceeds that it receives in the offering to the Association in exchange for its common stock. As a result, the Association will become a wholly-owned subsidiary of the Holding Company. The proposed transactions are described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "OPINION."

        For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate.

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 2


        In issuing our opinion, we have assumed that the Plan of Conversion has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held; that the Association will comply with the terms and conditions of the Plan of Conversion, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Conversion under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above. Capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Plan of Conversion.

        For purposes of this opinion, we are also relying on the representations as to factual matters that were provided to us by the Association. In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

        The Association, with its headquarters in Dublin, Ohio, is a federally-chartered savings association that is a subsidiary of TFS, which in turn is wholly-owned by the MHC. As a mutual holding company, the proprietary interest in the reserves and undivided profits of the MHC belong to the deposit account holders of the Association, hereinafter sometimes referred to as "depositors," as well as the depositors of Third Federal Savings and Loan Association of Cleveland, the MHC's other saving association subsidiary. A depositor of the Association has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the MHC is ever liquidated. In addition, a depositor of the Association is entitled to interest in his account balance as fixed and paid by the Association. As discussed above, the Association will redeem its stock from TFS for agreed upon consideration as part of a Divestiture Agreement and will then remutualize.

        In order to provide organizational and economic strength to the Association, the Board of Directors has adopted the Plan of Conversion whereby the Association will, following its remutualization, convert itself into a federally-chartered stock savings association, the stock of which will be held entirely by the Holding Company. The Holding Company will acquire the stock of the Stock Association by purchase, in exchange for a portion of the proceeds

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 3


from the Conversion. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the net proceeds received from the Conversion. The aggregate sales price of the Common Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Holding Company and the Stock Association. The Conversion and sale of the Common Stock will be subject to the applicable regulatory approval and the approval by the affirmative vote of a majority of the votes eligible to be cast by the depositors (also referred to as "Members") of the Association.

        The Association will establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Stock Association for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Stock Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance in relation to his Deposit Account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

        In the unlikely event of a complete liquidation of the Stock Association (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Accounts then held, before any liquidation distribution may be made to any holders of the Stock Association's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transaction with a Federal Deposit Insurance Corporation ("FDIC") institution, in which the Stock Association is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

        Following the Conversion, voting rights in the Stock Association will rest exclusively with the sole stockholder of the Stock Association, which will be the Holding Company. Voting rights in the Holding Company will rest exclusively with the holders of its capital stock. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Conversion, except to the extent funds or deposits are used to pay for Holding Company Common Stock. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Association after the Conversion. Following the Conversion, the Stock Association will continue to engage in the same business as the Association immediately

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 4


prior to the Conversion, and the Stock Association will continue to have its savings accounts insured by the Federal Deposit Insurance Corporation up to applicable limits.

        Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

                             LIMITATIONS ON OPINION

        Our opinions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the state or city tax consequences of the Conversion.

                                     OPINION

        Based on the foregoing, and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed Conversion:

        1. The distribution by the Association of $792,000 in redemption of all of its outstanding stock from TFS within the meaning of
                Section 302 of the Code, will result in no gain or loss to be recognized by the Association on such distribution. No opinion is rendered herein as to the tax consequences of the redemption to TFS. The complete redemption of all Association's stock will result in deconsolidation from the MHC consolidated group. Such deconsolidation will result in acceleration of deferred inter-company transactions, if any. The redemption will result in remutualization of the Association.

        2. Contemporaneously with the redemption, the Association will remutualize by constructively converting its charter to a mutual charter in a reorganization that qualifies as a recapitalization under Section 368(a)(1)(E) of the Code. (CF. Rev. Rul. 2003-48, 2003-19 I.R.B. 863)

        3. Pursuant to the Conversion, the re-conversion of the Association from a mutual entity to a stock savings association is also a tax-free reorganization since it is (i) a recapitalization within the meaning of Section 368(a)(1)(E) of the Code (see Rev. Rul. 2003-48, 2003-19 I.R.B. 863 quoting Helvering v. Southwest Consol. Corp., 315 U.S. 194, 202 (1942)); and (ii) a mere change in identity, form or place

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 5


                of organization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Association nor the Stock Association shall recognize gain or loss as a result of the Conversion. The Association and the Stock Association shall each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        4. No gain or loss shall be recognized by the Stock Association or the Holding Company on the receipt by the Stock Association of money from the Holding Company in exchange for shares of the Stock Association's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

        5. The basis of the assets of the Association in the hands of the Stock Association shall be the same as the basis of such assets in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

        6. The holding period of the assets of the Association in the hands of the Stock Association shall include the period during which the Association held the assets (Section 1223(2) of the Code).

        7. No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Stock Association plus interests in the liquidation account of the Stock Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

        8. It is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransfereable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of Common Stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock in the Holding Company, provided that the amount to be paid for Common Stock is equal to the fair market value of the Common Stock. (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 6


        9. The basis of the deposit accounts in the Stock Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Stock Association to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113).

        10. It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof (Section 1012 of the Code). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

        Our opinion under paragraph 8 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 8 and 10 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

        If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Stock Association may be taxable on the distribution of the subscription rights.

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Board of Directors
Ohio Central Savings
January 31, 2005
Page 7


                                     CONSENT

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and as amended ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the Application for Conversion on Form AC and as amended ("Form AC") of the Association filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.

                                 USE OF OPINION

        This opinion is rendered for the benefit of the Holding Company, the Association, the Members and purchasers of the Holding Company Conversion Stock in the Conversion and is not to be relied upon or used for any other purpose without our prior written consent. We undertake an obligation to advise you of changes that may occur after the date of this opinion.


                                              Very truly yours,


                                          /s/ LUSE GORMAN POMERENK & SCHICK

                                              LUSE GORMAN POMERENK & SCHICK
                                              A Professional Corporation